Exhibit 10.3

Certain confidential information has been omitted from this Exhibit 10.3 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.3 where the omitted information appeared in the original.

AMENDED AND RESTATED GYPSUM CONTRACT

This Amended and Restated Gypsum Contract (“Contract”) dated June 8, 2005 (“Effective Date”) is between The Cincinnati Gas & Electric Company, an Ohio corporation and operating owner of the Miami Fort Generating Station (“Miami Fort Station”) located in North Bend, Ohio (“CG&E”), and Lafarge North America, Inc., a Maryland corporation (“Lafarge”), and amends and restates the Gypsum Contract dated October 8, 2004 between CG&E and Lafarge. CG&E and Lafarge may be referred to collectively as the “Parties” or individually as a “Party”.

1.	The Transaction:

A.	CG&E wishes to sell dry weight synthetic gypsum which complies with the requirements set forth on Exhibit A (“Complying Gypsum”) from its Miami Fort Station Units 7 and 8 to Lafarge, and Lafarge wishes to purchase synthetic gypsum from CG&E, and will use it to produce wallboard, cement, and other gypsum-related products at Lafarge’s facility in the greater Cincinnati, Ohio area (the “Lafarge Plant”), or elsewhere, and may also resell it to others.

2.	Purchase of Minimum and Maximum Amounts of Gypsum:

A.	Yearly Minimum and Maximum Amounts. The tonnages set forth in this Contract represent the Miami Fort Station’s gypsum production from Units 7 and 8 each being retrofit with a new SO2 scrubber. CG&E shall sell and deliver to Lafarge, and Lafarge shall purchase from CG&E, a minimum of * * * of Complying Gypsum during the * * *, commencing on * * *, and ending * * *. Every successive contract year thereafter will also begin on June 1, and end on May 31 of the following year (“Contract Year”). Beginning with the * * * and continuing for the Term of this Contract, CG&E shall deliver and Lafarge shall purchase a minimum total of * * * of Complying Gypsum each Contract Year.

Beginning with the * * * and continuing for the Term of this Contract, Lafarge shall purchase and CG&E shall sell CG&E’s output up to a maximum of * * * of Complying Gypsum each Contract Year.

For purposes of this Contract, the terms Maximum Amount and Minimum Amounts shall refer to the Complying Gypsum tonnage amounts set forth in the following table.

Contract Year Start:	* * *	* * *	* * *	* * *
Minimum Tons	* * *	* * *	* * *	* * *
Maximum Tons	* * *	* * *	* * *	* * *

B.	Production prior to June 1, 2007. Lafarge has the first right to purchase any Complying Gypsum produced from the Miami Fort Station prior to June 1, 2007 at the price in effect at the time of purchase under the contract between the Parties for the sale of gypsum from CG&E’s Zimmer Station. If Lafarge accepts this Complying Gypsum, it will be included in the tonnage amounts delivered for the first Contract Year. If Lafarge declines to accept this Complying Gypsum, CG&E has the right to sell to any third party all or a portion of the Complying Gypsum quantity, or dispose of this Complying Gypsum and these quantities will not be included in the first Contract Year delivery total.

C.	During any Contract Year, if CG&E fails to deliver the Minimum Amount of Complying Gypsum, and CG&E’s failure to deliver is not due to a Force Majeure event, as defined in Section 11, CG&E will pay Lafarge damages equal to the number of tons of Complying Gypsum by which CG&E fails to meet the Minimum Amount multiplied by the Contract Price per ton in effect during the period for which CG&E fails to deliver the Minimum Amount. For shortfalls in CG&E’s delivery of the Minimum Amount of Complying Gypsum, such damages shall be credited to Lafarge thirty (30) days following the end of the applicable Contract Year. Such credit shall be carried forward for two (2) months into the next Contract Year. At the end of the two (2) month period, CG&E shall pay Lafarge the balance due on any such credit by check or by other mutually agreeable means within thirty (30) days. At the end of the Initial Contract Term, CG&E shall pay any credit owed Lafarge within thirty (30) days.

D.	If the amount of Complying Gypsum CG&E is capable of delivering to Lafarge exceeds the Maximum Amount Lafarge is obligated to purchase under this Contract (“Excess Amount”), Lafarge may accept or decline to receive the Excess Amount at its sole discretion. CG&E shall first offer such Excess Amount to Lafarge and Lafarge must respond within fifteen (15) days. If Lafarge accepts the Excess Amount, the terms of this Contract shall apply to the purchase and sale of such Excess Amount and the Excess Amount will be included in the total tonnage delivered during such applicable Contract Year. If Lafarge declines to accept the Excess Amount of Complying Gypsum, CG&E shall have the right to sell or dispose of the Complying Gypsum in its sole discretion and the quantity will not be included in the tonnage delivered during such applicable Contract Year.

E.	Lafarge must accept and pay for all Complying Gypsum CG&E is able to deliver up to the Maximum Amount. During any Contract Year, if Lafarge fails to accept Complying Gypsum below the Maximum Amount and Lafarge’s failure is not due to Force Majeure, Lafarge shall pay CG&E the then effective Contract Price, up to the Maximum Amount, for the Complying Gypsum that Lafarge fails to take. Lafarge shall pay any amount due pursuant to this Section within thirty (30) days after the end of the applicable Contract Year. Nothing herein shall affect the validity of Section 15.

F.	The damages payable by CG&E under Section 2.C. shall be the sole remedy to Lafarge for CG&E’s failure to deliver the Minimum Amount of Complying

Gypsum. The damages payable by Lafarge under Section 2.E. shall be the sole remedy to CG&E for Lafarge’s failure to take up to the Maximum Amount of Complying Gypsum.

3.	Complying Gypsum:

A.	Complying Gypsum shall meet each of the specifications set forth in Exhibit A. Gypsum shall be sampled by CG&E, and its compliance with the specifications of Exhibit A shall be determined, in accordance with the protocols set forth in Exhibit A, prior to the loading of the gypsum onto Lafarge’s barges or storage of gypsum at CG&E’s site. Sampling shall be at CG&E’s expense. Sampling data will be promptly transmitted electronically, and in any event CG&E shall use commercially reasonable efforts to transmit the data in the same day, to ensure Lafarge is informed of the status of the gypsum quality.

B.	Lafarge will purchase and accept deliveries of, and gypsum will be deemed to be, Complying Gypsum if it contains no less than * * * moisture, no more than * * * moisture, and if the gypsum otherwise meets the specifications set forth in Exhibit A. The moisture content average shall be determined monthly, and the monthly figures shall be weighted on a tonnage basis to calculate the annual average moisture content per ton of Complying Gypsum for each Contract Year. If the annual average moisture content exceeds * * *, rounded to the nearest one-tenth of a percentage point, Lafarge shall be entitled to a gypsum price discount equal to:

Moisture Content	Discount

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

Any discount owed to Lafarge shall be credited on the first invoice for the subsequent Contract Year. Such credit shall be carried forward for two months in the subsequent Contract Year. After the two (2) month period, CG&E shall pay Lafarge the balance due on any such credit by check or by other mutually agreeable means within thirty (30) days. At the end of the Initial Term, CG&E shall pay any credit owed Lafarge within thirty (30) days.

If the annual average moisture content is * * * or less, rounded to the nearest one-tenth of a percentage point, CG&E shall be entitled to an increased moisture removal incentive as follows:

Moisture Content	Incentive:

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

Any incentive balance owed to CG&E at the completion of a Contract Year shall be added to the first invoice of the subsequent Contract Year. If the amount of the annual incentive exceeds the amount owed by Lafarge to CG&E at the end of the Initial Term, Lafarge shall pay the difference to CG&E within thirty (30) days.

C.	If, within thirty (30) days after Lafarge has taken title to what it believes is Complying Gypsum, Lafarge determines that the gypsum was Non-Complying Gypsum at the time it took title, then Lafarge shall immediately notify CG&E. CG&E shall, within thirty (30) days of notification by Lafarge, have the right to (1) propose a price adjustment or alternative solution or (2) remove the Non-Complying Gypsum from the Lafarge Plant at CG&E’s cost. If CG&E neither proposes a price adjustment nor removes the Non-Complying Gypsum, then CG&E shall reimburse Lafarge for any per ton removal costs and increased production costs incurred by Lafarge. Such reimbursement shall never exceed the applicable per ton Contract Price.

4.	Non-Complying Gypsum:

A.	Lafarge may reject or accept, in its sole discretion any gypsum that fails to meet one or more of the specifications in Exhibit A (“Non-Complying Gypsum”) offered to it by CG&E. If Lafarge accepts the Non-Complying Gypsum, the Parties shall mutually agree in writing on price and delivery terms.

5.	Delivery:

A.	CG&E will deliver Complying Gypsum by loading it onto Lafarge’s covered barges at the Miami Fort Station harbor. CG&E, or designee, will open and close grain doors upon commencement of loading and completion of loading respectively. A belt scale at Miami Fort Station will weigh the gypsum immediately prior to loading on the covered barges. CG&E will test and calibrate the belt scale at least once a month in accordance with the National Institute of Standards and Technology Handbook 44 for belt scales. Lafarge shall have the right to observe the weighing of gypsum, and the testing and calibration of the belt scale. CG&E shall provide advance notice, upon request, to Lafarge of the time and date of the belt scale calibration. In the event that calibration shows the scale used to weigh gypsum to be inaccurate by more than plus or minus one half of one percent (.5%), the inaccuracy shall be presumed to have existed for one-half the number of days since the last time the scale was calibrated, and an adjustment shall be made to the next invoice to reflect the adjustment debit or credit. CG&E shall provide the results of each calibration on the next invoice sent to Lafarge. During any period when CG&E’s belt scale is inoperable, the Parties shall mutually agree to a procedure for determining the quantity of the gypsum delivered.

B.	All of Lafarge’s barges entering the Miami Fort Station harbor shall be seaworthy, in good operating condition and repair, and in compliance with all applicable laws. CG&E will maintain the Miami Fort Station harbor to accommodate at least * * * deep draft jumbo barges. When CG&E dredges the Miami Fort Station harbor in the normal course of maintaining it, CG&E will dredge to a depth to accommodate deep draft jumbo barges. CG&E may reject any barges that contain free water in the cargo hold and will give Lafarge customary notice of such rejection. CG&E shall give Lafarge customary notice of the number of barges they expect will be required to remove Complying Gypsum the following day. In accordance with such notice, Lafarge must provide a sufficient number of barges to transport all of the Complying Gypsum delivered under this Contract on a timely basis. CG&E shall provide space at the Miami Fort Station harbor for a maximum of * * * deep draft jumbo barges at any time.

C.	Upon three (3) days notice to CG&E, Lafarge shall have the right to require CG&E to load Complying Gypsum onto trucks that are supplied by Lafarge. The Miami Fort Station’s loading hours for trucks is Monday through Friday 6 AM to 5 PM, with a limit of fifty trucks per day. Any loading of trucks outside of this time frame shall be done only upon mutual agreement of the Parties. A certified truck scale will be used to determine the net weight of the gypsum promptly after loading on a truck. Complying Gypsum loaded onto trucks will incur an additional truck-loading fee of * * * (escalated in the manner set forth in Section 13.B) paid by Lafarge to CG&E to offset the additional labor and equipment needed for truck loading operations instead of loading barges.

D.	By mutual agreement of the Parties, Lafarge shall have the right to require CG&E to load Complying Gypsum on to railcars supplied by Lafarge. The terms of the railcar loading shall be negotiated at the time the Parties agree on using this method of transportation.

E.	If Lafarge elects to purchase and take Non-Complying Gypsum, CG&E will deliver the Non-Complying Gypsum to Lafarge by the same methods and under the same terms and conditions for loading Complying Gypsum.

F.	Lafarge will be responsible for all carrier scheduling and logistics including costs and contracting arrangements holding CG&E harmless for any damages resulting from this method of making gypsum deliveries. At the completion of loading each barge, truck or rail car at the Miami Fort Station harbor or facility respectively, title to and the risk of loss of the loaded gypsum will pass from CG&E to Lafarge. CG&E shall give notice to Lafarge that loading of a barge is complete in the manner customarily given by the Miami Fort Station harbor. Notification of completion of truck or railcar loading at Miami Fort Station will be the responsibility of the Lafarge contracted gypsum carrier.

6.	Term:

A.	Each Contract Year shall run from June 1 through May 31.

B.	The initial term of this Contract shall be * * *, beginning on * * * and ending on * * * (“Initial Term”). The Initial Term may be extended for an additional period of up to * * * (“Renewal Term”) if mutually agreed to by both Parties (collectively the Initial Term and the Renewal Term are referred to herein as “Term”). A Party wishing to extend the Contract for a Renewal Term must provide * * * notice to the other Party. If the Parties fail to mutually agree on extending the Contract for a Renewal Term effective on or after the Initial Term expiration date, this Contract shall terminate. Such renewal is conditioned on the Parties’ ability to agree, following good faith negotiations, on the terms and conditions, including the price of the gypsum and all other cost considerations applying to the Renewal Term. Nothing herein shall compel CG&E to operate the Miami Fort Station beyond the Initial Term. * * *.

7.	Contract Price:

A.	The contract price per ton of Complying Gypsum shall be determined as follows (“Contract Price”):

(1) Lafarge shall pay CG&E the same price per ton for Complying Gypsum delivered during the Initial Term of this Contract as calculated pursuant to the agreement between the Parties for the purchase of gypsum from the Zimmer Generating Station dated December 29, 1998 (“Zimmer Contract”). The Contract Price for the first Contract Year shall be determined by the price in effect under the Zimmer Contract on * * *;

(2) The Contract Price will be subject to annual adjustment on June 1 each year starting in * * * for the Initial Term of the Contract. The annual adjustment shall be based * * *; and

(3) The Contract Price includes all costs of producing, acquiring and loading Complying Gypsum to Lafarge.

8.	Representations and Warranties:

A.	On the Effective Date, each Party represents and warrants to the other Party that: (1) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in Ohio; (2) it has all regulatory authorizations necessary for it to legally perform its obligations under this Contract; (3) the execution, delivery and performance of this Contract and any other documentation relating to this Contract are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or similar provision applicable to it; (4) this Contract and each other document executed and delivered in accordance with this Contract constitutes its legally valid and binding obligation enforceable against it in accordance with its terms; (5) there are no Bankruptcy Proceedings, as defined herein, pending or being contemplated by it or, to its knowledge, threatened against it; (6) there is not pending or, to its knowledge, threatened against it or any of its affiliates any legal proceedings that could materially adversely affect its ability to perform its obligation under this Contract or any other document relating to this Contract; and (7) no Event of Default, as defined herein, or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Contract or any other document relating to this Contract.

9.	Additional Warranties of Owner:

A.	CG&E warrants that the gypsum delivered to Lafarge’s barges will be Complying Gypsum, as determined by the testing protocols to be contained in Exhibit A, except for any Non-Complying Gypsum that Lafarge has agreed to accept. Lafarge’s exclusive remedy for any failure of CG&E to comply with its warranty obligations in the preceding sentence shall be Lafarge’s right to reject Non-Complying Gypsum and/or receive compensation in the manner provided in Section 3.

B.	CG&E warrants that it will have, at all times during the Term of this Contract, good and marketable title to the gypsum to be delivered hereunder, and that upon delivery of the gypsum, title thereto shall pass to Lafarge free and clear of all liens and encumbrances.

C.	CG&E warrants that it will use commercially reasonable efforts to supply Complying Gypsum. However, nothing contained in this Section shall affect the validity of Sections 2 and 15.

D.	THE FOREGOING EXPRESS WARRANTIES SHALL BE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM THE PARTIES’ COURSE OF DEALING OR TRADE.

10.	Confidentiality:

A.	The Parties may not disclose information provided by one Party to the other pursuant to this Contract or the terms of this Contract to third parties, except that the Parties may disclose such terms as may be required by applicable law, rule, regulation or court or administrative order, including those of environmental, tax and utility regulatory or other governmental bodies, provided they give written notice to the other Party and seek in good faith protection of such information under the laws and regulations applicable to such regulatory body.

11.	Force Majeure:

A.	Neither CG&E nor Lafarge shall be liable to the other for any delay or failure in the performance of its obligations under this Contract when the delay or failure in performance results from Force Majeure. Force Majeure is defined as causes which are beyond its reasonable control, including but not limited to fires, floods, earthquakes, tornadoes, high river conditions and other unusual weather events; strikes and labor disturbances; acts of God; acts or omissions of governmental authorities; inability beyond a Party’s reasonable control to obtain necessary materials, fuel or energy; wrecks or delays in transportation; riots, civil disturbances or insurrection; embargoes; unplanned Miami Fort Station or unplanned Lafarge Plant outages of more than a fourteen (14) days or the inability following good faith efforts to obtain or maintain necessary permits, licenses, authorizations or approvals, provided that the notice requirement of Section 11.B. is satisfied.

B.	The Party whose performance of its obligations hereunder is adversely affected by a Force Majeure event (the “Affected Party”) shall promptly notify the other Party at the beginning of the Force Majeure event, and confirm the notice in writing within five (5) business days of the event. The notice shall contain a detailed account of the Force Majeure event, including the cause of the event, an estimate of the duration of any delay, an estimate of the Force Majeure event’s impact to the Affected Party’s performance, and the plan to mitigate the effects of the event.

C.	In the event that a delay or failure in performance hereunder is a Force Majeure event, and CG&E is the Affected Party, then the Minimum Amounts required to be sold from the Miami Fort Station and delivered shall be reduced by * * * multiplied by the number of days the Force Majeure event occurred during the applicable period. If Lafarge is the Affected Party, the Maximum Amounts required to be purchased from the Miami Fort Station shall be reduced by * * * multiplied by the number of days the Force Majeure event occurred during the applicable period.

D.	In the event a Party suffers a Force Majeure and such Force Majeure is not cured within 180 days, then either Party, after providing thirty (30) days written notice, shall have the right to terminate this Contract.

12.	Compliance with Laws:

A.	Each Party shall perform its obligations under this Contract, and Lafarge shall transport and use the gypsum to be delivered hereunder, in accordance with all applicable federal, state, county, municipal and local laws, ordinances and regulations. Lafarge represents that it is a sophisticated user of gypsum, it is aware of the regulated (including but not limited to arsenic, beryllium, cadmium, lead, chromium, mercury and nickel) and unregulated elements and materials which may be contained in gypsum, and it agrees to comply with all applicable laws and regulations which protect its employees, third parties, consumers and the environment relating to the use of the gypsum to be delivered hereunder.

B.	Each Party shall promptly seek, and shall use its good faith efforts to obtain, at its own expense, all permits, approvals, authorizations and licenses which it requires in order to carry out its obligations hereunder. Once obtained, each Party shall, at its own expense, use its good faith efforts to maintain in full force and in effect throughout the Initial and any Renewal Terms of this Contract all such permits, approvals, authorizations and licenses obtained by it.

C.	Each Party agrees to hold harmless and indemnify the other Party from all costs, expenses, judgments, fines, and penalties, including reasonable attorneys’ fees, arising out of the indemnifying party’s failure to comply with the terms of Section 12.

13.	Storage of Complying Gypsum on CG&E’s Site:

A.	In the event CG&E is able to sell and tender delivery of Complying Gypsum to Lafarge, up to the Maximum Amount, but Lafarge fails to purchase and take delivery of it, or if CG&E is producing Complying Gypsum but is unable to deliver it, CG&E may, in its sole discretion, store the Complying Gypsum at the Miami Fort Station in the quantities described below. If CG&E chooses to store the Complying Gypsum on site, then it shall store a minimum amount of * * * in covered storage and thereafter * * * in uncovered storage, for a maximum total of * * * of on site storage. If CG&E chooses not to store the Complying Gypsum, then CG&E may dispose of the Complying Gypsum which Lafarge cannot take at its sole discretion, by storage, sale to any third party, or otherwise.

B.	In the event CG&E stores the Complying Gypsum on site because Lafarge fails to purchase or take delivery of the Complying Gypsum up to the Maximum Amount, then Lafarge shall pay CG&E a storage and handling fee of * * * (“Storage and Handling Fee”) for the * * * and be subject to incremental * * * increase during * * *. The Storage and Handling Fee shall not apply if (1) Lafarge’s failure to take the Complying Gypsum is due to a Force Majeure; (2) for amounts of Complying Gypsum in excess of the Maximum Amount; or (3) through the nonperformance of CG&E.

C.	CG&E shall pay Lafarge a penalty of * * * of all amounts of Complying Gypsum which CG&E stores in uncovered storage on CG&E’s site if (1) CG&E is not able to store * * * of Complying Gypsum in covered storage; (2) Lafarge is able to accept Complying Gypsum; and (3) Lafarge is able to provide barges as required.

D.	The stored gypsum’s compliance with the specifications to be contained in Exhibit A shall be determined at the time the gypsum is sent to storage at CG&E’s site.

14.	Indemnification:

A.	Lafarge shall hold harmless and indemnify CG&E, its directors, officers, employees and agents, and its affiliated companies, including any directors, officers, employees and agents thereof for all costs, losses, liabilities, expenses, suits, actions, claims, damages and all other obligations and proceedings whatsoever, including without limitation, all judgments rendered against and all fines and penalties, and any reasonable attorneys’ fees and any other costs of litigation (“Claims”) arising out of injuries to persons or damage to property to the extent arising out of and caused by Lafarge’s negligent use or transport of the gypsum delivered hereunder. If this indemnity provision is unenforceable under applicable state law, this Section shall be interpreted to impose the maximum legal obligation permitted under such law.

B.	CG&E will hold harmless and indemnify Lafarge, its directors, officers, employees and agents, and its affiliated companies, including any directors, officers, employees and agents thereof from and against all Claims arising out of injury to or death of persons and damage to property to the extent arising out of and caused by the negligent delivery of the gypsum by CG&E during the Term of this Contract. If this indemnity provision is unenforceable under applicable state law, this Section shall be interpreted to impose the maximum legal obligation permitted under such law.

C.

In the event of a Claim against a Party, the claiming Party shall promptly give notice to the indemnifying Party containing detail reasonably sufficient for the indemnifying Party to identify the nature and basis of the Claim. If the indemnifying Party admits in writing to the claiming Party that such Claim is covered by the provisions of this Section 14, the indemnifying Party shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements (unless the claiming Party agrees to assume the cost of settlement and to forgo its rights hereunder) and to select lead counsel to defend any and all such Claims at the sole cost and expense of the indemnifying Party; provided, the indemnifying Party may not effect any settlement that could result in any cost, expense or liability to the claiming Party, unless the claiming Party consents in writing to such settlement and the indemnifying Party agrees to indemnify and hold harmless the claiming Party thereof. The claiming Party may select counsel to participate with the indemnifying Party’s counsel in any such defense, in which event the claiming Party’s counsel shall be at its own cost and expense. In connection with any such Claim, action or proceeding, the Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

The indemnifying Party shall pay to the claiming Party all reasonable costs and expenses incurred by such claiming Party in the enforcement of this Section 14, if (and only if) the indemnifying Party admits, or is adjudged, to have breached its obligation to indemnify the claiming Party for a Claim.

D.	Survival:

The provisions of this Section 14 shall survive the termination of this Contract.

15.	Limitation of Liability:

A.	NOTWITHSTANDING ANY PROVISION IN THIS CONTRACT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE UNDER THIS CONTRACT TO THE OTHER PARTY FOR CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE, INCLUDING LOSS OF PROFIT, LOSS OF OPERATION TIME, REPLACEMENT POWER COSTS, LOSS OF GOODWILL OR ANY OTHER SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES RESULTING FROM ANY VIOLATION OF OR DEFAULT UNDER THIS CONTRACT OR IN ANY MANNER FROM THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT TO THE EXTENT ANY SUCH LOSS OR DAMAGE IS INCLUDED IN A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS OWED PURSUANT TO SECTION 14. THE PROVISIONS OF THIS SECTION 15 SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS CONTRACT, SHALL APPLY TO ALL CLAIMS, WHETHER IN CONTRACT, EQUITY, TORT OR OTHERWISE, REGARDLESS OF FAULT, NEGLIGENCE (IN WHOLE OR IN PART), STRICT LIABILITY, BREACH OF CONTRACT OR BREACH OF WARRANTY AND SHALL EXTEND TO THE MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, MEMBERS, PARTNERS AND EMPLOYEES, AGENTS AND AFFILIATES OF EACH PARTY, AND THE MANAGERS, DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS OF SUCH AFFILIATES.

B.	Except for liability arising under Section 14, the maximum total liability under this Contract for the Initial Term between CG&E and Lafarge arising out of any and all claims and damages, regardless of whether the claims are based upon contract, warranty, tort, including negligence, strict liability, or otherwise, shall not exceed fifteen million six hundred thousand dollars ($15,600,000). In the case of a Renewal Term, both Parties shall agree to a new maximum total liability figure corresponding to the Renewal Term of the Contract.

16.	Termination and Default:

A.	Events of Default. An “Event of Default” shall mean, with respect to a Party (“Defaulting Party”), the occurrence of any of the following:

(1) failure to make when due, any payment required pursuant to this Contract if such failure is not remedied within twenty (20) days after written notice of such failure is given by the other Party, and provided the payment is not the subject of a good faith dispute as described in Section 17. However, it shall not constitute an Event of Default under this Section 16 if (a) the failure to pay arises in the ordinary course of business by mistake, oversight, or transfer difficulties; and (b) funds were available to such Party to enable it to make the relevant payment when due; and (c) such Event of Default or failure to pay is remedied on or before the twentieth (20th) day after the occurrence or existence of such failure to pay;

(2) any representation or warranty made by the Defaulting Party herein shall at any time prove to be false or misleading in any material respect;

(3) the failure of the Defaulting Party to perform any covenant set forth in this Contract (other than the events that are otherwise specifically covered in this Article 16 as a separate Event of Default, or its obligations to deliver or receive Complying Gypsum, the remedy for which is provided in Section 2) and such failure is not excused by Force Majeure or cured within thirty (30) days after written notice thereof to the Defaulting Party; provided, that if such failure is capable of cure but is not cured within such thirty (30) day period despite such Party’s commercially reasonable efforts to do so, such thirty (30) day period shall be extended by such additional time as is reasonably necessary to cure such failure; provided, further, that such cure is promptly commenced within such thirty (30) day period and is diligently pursued, and that the aggregate cure period (including the initial thirty (30) day period) shall not exceed one hundred twenty (120) days; provided, further, that such Party shall only be entitled to two thirty (30) day cure periods after notice in any given twelve (12) month period; or

(4) the Defaulting Party (a) files a petition or otherwise commences or acquiesces in a proceeding under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it and such petition is not withdrawn or dismissed within thirty (30) days after such filing, (b) makes an assignment or any general arrangement for the benefit of creditors, (c)

otherwise becomes bankrupt or insolvent (however evidenced), (d) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (e) is unable to pay its debts as they fall due (collectively, “Bankruptcy Proceedings”).

B.	Upon the occurrence of an Event of Default (and after the expiration of any applicable grace period), the non-Defaulting Party shall have the right, in its sole discretion, to do any or all of the following:

(1) Termination. Terminate this Contract upon thirty (30) days prior notice;

(2) Specific Performance. Obtain specific performance of a Party’s obligations under this Contract; and

(3) Other Remedies. Pursue any and all other rights or remedies available hereunder, at law or in equity.

17.	Payment:

A.	CG&E shall invoice Lafarge the Contract Price for the total amount of gypsum delivered each month, and for other contract adjustments, by the 15th of the following month. Truck loading fees under Section 5.C. and Storage and Handling Fees detailed in Section 13.B. shall be paid each month and will be included with each month’s invoice. Lafarge shall pay by check or other mutually agreeable means such invoices in full by the * * * of the month in which it receives such invoice. Overdue payments shall accrue interest at the Interest Rate from, and including, the due date to, but excluding, the date of payment. If Lafarge, in good faith, disputes an invoice, Lafarge shall immediately notify CG&E of the basis for the dispute and pay the portion of such statement not in dispute no later than the due date. If any amount withheld under dispute by Lafarge is ultimately determined to be due to CG&E, it shall be paid within * * * after such determination, along with interest accrued at the Interest Rate from the original due date until the date paid. Inadvertent overpayments shall be returned by the receiving Party upon request or deducted by the receiving Party from subsequent payments, with interest accrued at the Interest Rate from the date originally paid until the date repaid or deducted. “Interest Rate” means, * * *.

18.	Notice:

A.	Each Party shall designate in writing a representative to receive any and all notices required under this Contract to be furnished to such Party. Notices shall be in writing and shall be given to the representative designated to receive the same, by personal delivery, by U.S. mail, return receipt requested, by overnight courier, or by facsimile, properly addressed to such representative. All notices shall be effective upon receipt, or upon such later date following receipt as is set forth in the notice. Any Party may, by written notice, change the representative or the address to which its notices are to be sent.

19.	Insurance:

A.	Lafarge shall obtain and maintain throughout the Term of this Contract the following policies of insurance, in amounts not less than $2 million per occurrence and aggregate:

(1) Hull Insurance. A policy of Hull insurance insuring the barges to be provided by Lafarge for the perils insured by the Taylor Form 1953 (Rev. 70) as amended, or its equivalent, including strikes, riots and civil commotion and excluding collision liability.

(2) Protection and Indemnity Insurance. A policy of protection and indemnity insurance subject to P.I. 1955 Form SP 38 as amended, or its equivalent, including collision liability, American Institute Pollution Exclusion Clause and Buy Back Endorsement A (July 4, 1976).

(3) Excess Protection and Indemnity Insurance. A policy of excess protection and indemnity insurance in excess of primary protection and indemnity insurance, including excess of primary collision/towers liability and pollution buy back endorsement.

(4) Other Coverage. Policies covering other risks in such amounts as deemed prudent by Lafarge, which shall exclusively bear all loss of cargo after delivery of the gypsum and other risks associated with the operation and navigation of the barges to be provided by Lafarge while the barges are in Lafarge’s possession. In addition, Lafarge shall carry workers’ compensation, longshoremen’s, harbor-workers’ and/or Jones Act coverage, as required by law.

(5) The insurance required hereunder shall be placed with reputable, competent, and properly licensed insurers and underwriters or self-insured. Certificates of insurance (or written notice that such insurance requirements are fulfilled by self-insurance) shall be delivered to CG&E prior to the commencement of the delivery of gypsum hereunder. The certificates shall state that the policies of insurance may not be canceled or modified without thirty days prior written notice to CG&E. Lafarge shall pay all premiums and other costs of insurance required hereunder. These insurance requirements may be covered by umbrella policies of insurance or by self-insurance maintained by Lafarge.

B.	CG&E shall obtain and maintain throughout the Term of this Contract the following policies of insurance or secure self insurance:

(1) CG&E shall carry workers’ compensation, longshoremen’s, harbor workers’ and/or Jones Act coverage, as required by law.

(2) CG&E shall carry commercial general liability, wharfage, landing CG&E and stevedore’s coverage in amounts not less than $2 million per occurrence and aggregate.

(3) The insurance required hereunder shall be placed with reputable, competent, and properly licensed insurers and underwriters or self-insured. Certificates of insurance (or written notice that such insurance requirements are fulfilled by self-insurance) shall be delivered to Lafarge prior to the commencement of the delivery of gypsum hereunder. The certificates shall state that the policies of insurance may not be canceled or modified without thirty days prior written notice to Lafarge.

20.	Taxes:

A.	The Contract Price payable hereunder does not include any taxes. Lafarge shall be liable for the payment of all taxes based on the purchase of gypsum, except taxes on the net income of CG&E. If applicable, Lafarge shall provide CG&E with a tax-exempt certificate.

21.	Miscellaneous:

A.	CG&E and Lafarge shall waive subrogation against each other under their insurance policies.

B.	In the event that any of the provisions, or portions thereof, of this Contract is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

C.	The waiver by either Party of any breach of any term, covenant, condition or agreement contained herein or any default in the performance of any obligations hereunder shall not be deemed to be a waiver of any other breach or default of the same or of any other term, covenant, condition, agreement or obligation.

D.	This Contract may not be assigned to a third party, other than an affiliated company or a successor in interest to the business of the assignor, without the written consent of the other Parties, which consent shall not be unreasonably withheld. Notwithstanding the forgoing, any assignment hereunder shall satisfy the internal commercially reasonable credit policies of the non-assigning Party. This Contract shall be binding on the successors and assigns of the Parties.

E.	Sections 2.F., 10, 12.C., 14, 15, 16, 17, and 22 shall survive the termination of this Contract.

F.	The rights and obligations of the Parties arising out of this Contract shall be governed in all respects by the laws of the State of Ohio.

G.	This Contract constitutes the entire agreement between the Parties and supersedes all previous and collateral agreements or understandings with respect to the subject matter hereof. No waiver, alteration, amendment or modification of any of the provisions of this Contract shall be binding unless in writing and signed by the duly authorized representatives of the Parties.

22.	Dispute Resolution:

A.	In the event a dispute arises regarding the interpretation of or performance under this Contract, which cannot be resolved by communications between the Miami Fort Station manager and the Lafarge Silver Grove Plant manager, each Party shall have the right to request in writing a meeting to occur within five (5) business days of the receipt of such written request, between the next level of management for CG&E and Lafarge. Such meeting may occur in person, telephonically, or by any other method mutually agreeable to CG&E and Lafarge.

B.	If within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, then, upon seven (7) days written notice to the other Party, either Party may request that the matter be referred to binding arbitration before three arbitrators, one of whom shall be named by CG&E, one by Lafarge, and a third of whom shall be named by the two arbitrators appointed by CG&E and Lafarge, respectively. If either CG&E or Lafarge fail to select an arbitrator within fifteen (15) days after receipt of written notice from the other of its election to submit a matter to arbitration and naming its arbitrator, the Party giving such notice shall have the right to appoint an arbitrator for the Party in default; and the two thus chosen shall then select the third arbitrator. The appointment of the third arbitrator, if not agreed upon within twenty (20) days, shall be made in accordance with American Arbitration Association’s Commercial Dispute Resolution Rules in effect (the -Rules”). The Parties agree that if the dispute between the Parties is less than two hundred and fifty thousand dollars ($250,000), then it shall be resolved by one arbitrator appointed by the American Arbitration Association. The Rules shall govern any such proceedings. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each Party shall pay for the services and expenses of the arbitrator appointed by it and for its costs, expenses, and attorneys’ fees. Fees and expenses of the third arbitrator and court reporter shall be paid in equal parts by the Parties hereto. The Parties agree that the arbitration shall take place in Cincinnati, Ohio.

C.	All negotiation and mediation proceedings shall be strictly confidential and used solely for the purposes of settlement. Any materials prepared by one Party for those proceedings shall not be used as evidence by the other Party in any subsequent arbitration; provided, however, the underlying facts supporting such materials may be subject to discovery. All arbitration proceedings shall also be strictly confidential.

D.	Each Party fully understands its specific obligations under the provisions of this Contract. Neither Party considers such obligations to be vague or in any way unenforceable, and neither Party will contend to the contrary at any future time or in any future proceeding.

The Parties have signed this Contract by their duly authorized representatives effective on the last date below.

THE CINCINNATI GAS & ELECTRIC COMPANY		LAFARGE NORTH AMERICA, INC.

By:	Barry E. Pulskamp	By:	/s/ Ike Preston

Title:	VP – Power Operations	Title:	President LNA Gypsum

Date:	6/10/05	Date:	6-8-05

Exhibit A

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